Exhibit 99.1

DreamWorks Animation Reports

Second Quarter 2007 Financial Results

Glendale, California – July 31, 2007 – For the quarter ended June 30, 2007, DreamWorks Animation SKG, Inc. (NYSE:DWA) reported total revenue of $222.5 million and net income of $61.8 million, or $0.60 per share on a fully diluted basis. This compares to revenue of $74.9 million and net income of $13.7 million, or $0.13 per share on a fully diluted basis, for the same period in 2006.

“The strong financial quarter was driven primarily by the performance of Shrek the Third, which was the biggest domestic opening for an animated film in the history of the movie industry,” commented Jeffrey Katzenberg, DreamWorks Animation’s CEO. “Despite the unprecedented level of competition, the film’s blockbuster success demonstrated the strength of our flagship property and the value of the Company’s overall franchise strategy.”

The release of Shrek the Third was the largest driver for the quarter, contributing approximately $109.1 million in revenue primarily from its significant domestic box-office receipts in the period. After achieving the most successful domestic opening for an animated film of all-time, the film has gone on to reach approximately $320 million at the domestic box-office to date. Internationally, the film achieved similar success by breaking box-office records for an animated opening in several key territories, including the United Kingdom, France and Mexico. As of today, the film has reached $400 million in international box-office.

The Company’s 2006 summer release, Over the Hedge, contributed approximately $26.9 million of revenue, driven largely from its release in domestic pay television as well as its performance in the home video market. Through the second quarter of 2007, Over the Hedge has reached an estimated 13.4 million units shipped, net of actual returns and estimated future returns. Flushed Away, the Company’s second release of 2006, delivered $12.4 million in revenue. Flushed Away has reached approximately 5.1 million home video units shipped, net of actual returns and estimated future returns, by the end of the second quarter. The Company’s 2005 releases, Wallace and Gromit: Curse of the Were-Rabbit and Madagascar, contributed second quarter revenue of $14.7 million and $12.7 million, respectively. The Company’s 2004 fall release, Shark Tale, delivered approximately $10.7 million in revenue primarily from international television and catalog sales in home video. The remaining film library contributed $36.0 million in revenue for the quarter, which was driven mainly from the performance of both Shrek and Shrek 2.

Revenue for the quarter was also impacted by a reduction in previously recorded return reserves and marketing costs, primarily related to the transition of the distribution and home entertainment fulfillment services from Universal to Paramount. The adjustment made by the Company’s distributor led to a positive net revenue impact of approximately $25.5 million in the quarter, primarily affecting our 2005 titles. This contributed approximately $11.0 million in net income, or $0.11 per share on a fully diluted basis, to the second quarter results.

Cost of sales for the second quarter of 2007 equaled $110.6 million while SG&A totaled $27.5 million, including $9.6 million of stock compensation expense.

Results for the quarter also included a tax benefit related to the Company’s tax sharing agreement with a stockholder of approximately $28.1 million, which resulted in a lower effective tax rate. This benefit was partially offset by a $23.9 million increase in the income tax benefit payable to the stockholder as per the agreement, resulting in an overall net increase to net income of $4.2 million or approximately $0.04 per share on a fully diluted basis.

Looking ahead to the remainder of the year, the Company’s third quarter results are expected to be primarily driven by Shrek the Third’s international box-office performance. As is customary for the Company’s films, its distributor reports international results on a 30-day lag. As a result, the Company expects to recognize a significant portion of the benefit from the international performance of the film in the third quarter of 2007.

In the fourth quarter, the domestic release of Shrek the Third in the home entertainment market on November 13, 2007 will likely be the primary contributor of revenue in the second half of 2007. The Company’s fall release, Bee Movie, is expected to open domestically in theaters on November 2, 2007. As is generally the case in the quarter of a film’s theatrical release, the Company does not anticipate generating significant revenue in the fourth quarter from this title, due to the fact that its distributor will likely not have recouped its upfront marketing and distribution costs.

In addition to results for the second quarter, the Company is providing an update on its share repurchase program announced earlier in the year. In the second quarter, the Company repurchased approximately 0.3 million shares or $8.8 million. On a cumulative basis, the Company has purchased $43.4 million, or approximately 1.5 million shares, and is authorized to repurchase approximately $106 million worth of additional shares through the period ending August 31, 2008.

Items related to the earnings release for the second quarter of 2007 will be discussed in more detail on the Company’s second quarter 2007 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, July 31, 2007, at 4:30 p.m. (EDT). Investors can access the call by dialing (800) 230-1074 in the U.S. and (612) 332-0107 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, July 31, 2007. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 880359 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company has theatrically released a total of fourteen animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, Over the Hedge, Flushed Away, and Shrek the Third. DreamWorks Animation’s newest release, Bee Movie, opens in theaters November 2, 2007.

Contact:

Rich Sullivan

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$483,580	$506,304
Accounts receivable, net of allowance for doubtful accounts	3,269	1,208
Receivable from Paramount, net of reserves for returns and allowances for doubtful accounts	147,793	122,403
Film costs, net	558,828	502,440
Property, plant and equipment, net of accumulated depreciation and amortization	81,550	83,416
Deferred taxes, net	20,117	3,590
Goodwill	34,216	34,216
Prepaid expenses and other assets	62,396	26,892

Total assets	$1,391,749	$1,280,469

Liabilities and stockholders' equity
Liabilities:
Accounts payable	$4,940	$5,021
Payable to stockholder	10,075	6,436
Accrued liabilities	86,251	52,516
Income taxes payable	32,531	3,173
Advances and unearned revenue	49,100	57,164
Obligations under capital leases	880	1,335
Bank borrowings and other debt	119,324	118,615

Total liabilities	303,101	244,260
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholders' equity	1,085,707	1,033,268

Total liabilities and stockholders' equity	$1,391,749	$1,280,469

Unaudited Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Operating revenue	$222,471	$74,886	$316,199	$134,982
Costs of revenue	110,645	40,501	164,124	67,455

Gross profit	111,826	34,385	152,075	67,527
Selling, general and administrative expenses	27,466	21,263	53,236	39,970

Operating income	84,360	13,122	98,839	27,557
Interest income, net	6,382	5,756	12,653	10,522
Other income, net	1,439	1,481	2,883	2,941
Increase in income tax benefit payable to stockholder	(23,909)	(3,825)	(29,726)	(7,615)

Income before income taxes	68,272	16,534	84,649	33,405
Provision for income taxes	6,494	2,870	7,471	7,413

Net income	$61,778	$13,664	$77,178	$25,992

Basic net income per share	$0.61	$0.13	$0.75	$0.25
Diluted net income per share	$0.60	$0.13	$0.75	$0.25
Shares used in computing net income per share
Basic	102,052	103,303	102,716	103,247
Diluted	102,466	103,563	103,105	103,618

Unaudited Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2007	2006
	(in thousands)
Operating activities
Net income	$77,178	$25,992
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film costs	154,908	64,766
Stock compensation expense	19,150	11,183
Depreciation and amortization	4,691	4,180
Revenue earned against advances and unearned revenue	(47,690)	(25,951)
Deferred taxes, net	(12,383)	50,194
Change in operating assets and liabilities:
Trade accounts receivable	(2,061)	8,641
Receivable from Distributor for Distribution and Servicing Agreements	(25,390)	152,930
Film costs	(211,255)	(132,579)
Prepaid expenses and other assets	(36,427)	(10,075)
Payable to stockholder	7,802	(22,300)
Accounts payable and accrued expenses	33,532	(167)
Income taxes	18,455	(43,449)
Advances and unearned revenues	41,394	40,630

Net cash provided by operating activities	21,904	123,995

Investing activities
Purchases of property, plant, and equipment	(1,370)	(849)

Net cash used in investing activities	(1,370)	(849)

Financing activities
Payments on capital leases	(455)	(420)
Receipts from exercise of stock options	573	654
Excess tax benefits from employee equity awards	674	175
Purchase of treasury stock	(44,050)	(403)
Paramount signing bonus deemed a contribution from controlling stockholders	—	75,000
Repayment of Universal Studios advance	—	(75,000)

Net cash provided by (used in) financing activities	(43,258)	6

Increase (decrease) in cash and cash equivalents	(22,724)	123,152
Cash and cash equivalents at beginning of period	506,304	403,796

Cash and cash equivalents at end of period	$483,580	$526,948

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net	$724	$494

Cash paid during the period for interest, net of amounts capitalized	$85	$76

Supplemental disclosure of non-cash operating activities:
Transfer on January 31, 2006 of net receivable from affiliate to Paramount for Distribution and Services Agreements	$—	$102,509